EXHIBIT 10.1

S T O C K   P U R C H A S E   A G R E E M E N T

THIS AGREEMENT is entered into this 23rd day of April, 2009, by and between the Paul and Jane Meyer Family Foundation, a Texas not for profit corporation, having its principal address at 4527 Lake Shore Drive, Waco, Texas 76710 (“Seller"), Paul J. Meyer (“Meyer”) and Reliv International, Inc., a Delaware corporation, having its principal place of business at 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri (the "Company”).

WHEREAS, Seller is the owner of Two Million Sixty-Eight Thousand Nine Hundred Seventy Three (2,068,973) shares of the common stock of the Company (such shares hereinafter referred to as the "Shares"); and,

WHEREAS, Seller desires to sell and Company desires to purchase and redeem all of the Shares on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the premises and of the terms, covenants and conditions hereinafter contained, the parties hereto agree as follows:

1.           Sale and Purchase of Shares.  Subject to and on the terms and conditions hereof, in reliance on the representations and warranties herein and for the consideration herein, Seller agrees to sell to the Company, and the Company agrees to purchase and redeem from Seller, all of the Shares at the price and on the terms provided herein.

2.           Purchase Price.  The Shares to be purchased hereunder shall be designated in three groups of Shares:

Group A shall include 1,000,000 of the Shares the purchase price for which shall be $2.90 per share.

Group B shall include 700,000 of the Shares the purchase price for which shall be $3.00 per share.

Group C shall include 368,973 of the Shares, the purchase price for which shall be $3.00 per share.

3.           Payment.     Subject to and on the terms and conditions hereof, the Company shall, concurrently with the deliveries described in Sections 4.1, and 4.2 below, transfer to an account designated by Seller the sum of Five Million ($5,000,000) in cash in full and final payment of the purchase price for all of the Group A Shares and all of the Group B Shares, and, a promissory note (the “Note”), payable to the Seller, in the original principal amount of One Million One Hundred Six Thousand Nine Hundred Nineteen Dollars ($1,106,919), payable in a single balloon installment of principal and interest, maturing 90 days from the date hereof, and bearing interest before maturity at the rate of 6% per annum for payment of the purchase price for all of the Group C Shares.  Such promissory note shall be in the form attached hereto as Exhibit “A”.

4.         Closing and Transfer.  The Closing of the transactions provided for herein shall be held at the offices of the Company on April 27, 2009 (the “Closing”), at which time:

4.1           Each party shall deliver to the other a fully executed copy of this Agreement concurrently with its execution;

4.2           Concurrently with the delivery of the cash payment provided within Section 3 above and the delivery of the originally executed Note, Seller shall deliver all of the Shares to the Company by transfer of such Shares, through the Depository Trust Company, from Seller’s brokerage account to the Company’s brokerage account; to effect such transfer, Seller will deliver instructions to its securities broker holding the Shares substantially in the form of the instruction letter attached to this Agreement as Exhibit “B” and shall provide to the Company evidence of the delivery of such instruction letter to its securities broker at the Closing.  Providing a copy of a written acknowledgement from Seller’s broker acknowledging receipt of the instruction letter shall be sufficient for purposes of providing evidence of delivery of the instruction letter.

4.3           The Company shall pay the cash (or cash equivalent) purchase price for the applicable portions of the Shares as provided in Section 3 hereof and shall provide evidence to Seller of the wire transfer of funds for such payment provided for herein.

Effective at the time of its receipt of the Shares, the Company shall be entitled to transfer all of such Shares on the books of the Company to the name of the Company. The parties need not attend the Closing in person, and the delivery of all documents and funds as described in Section 4 may be handled by wire transfer and electronic mail or by facsimile transmission.

5.           Representations and Warranties of Seller.  Seller represents and warrants to the Company, as of the Closing as follows:

5.1           Seller is the sole owner of, and has good and marketable title to, the Shares free and clear of any and all contracts, options, commitments, agreements, liens, claims or encumbrances whether or not of record.

5.2           Seller has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and this Agreement, and the transactions provided for herein, have been duly and validly authorized by proper action of the Board of Directors of Seller.  This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

5.3           The sale and transfer of the Shares as provided herein will not violate, or constitute a default under, any agreement, commitment, contract, loan, security agreement, pledge or other document or instrument to which Seller is a party or by which Seller, or any of the Shares, are bound.

5.4           (i) Seller is fully informed concerning the business, condition, financial and otherwise, assets, operations and prospects of the Company; (ii) Seller, or its representatives, have read and have knowledge of all reports filed by the Company with the Securities and Exchange Commission, including all  Reports on Form 10-K and Form 10-Q, (iii) neither the Company nor any officer, director, agent or representative of the Company has made any representation or warranty, or provided any information, to Sellers concerning or relating to the business, condition, financial or otherwise, assets, operations or prospects of the Company, except as is set forth in the public filings of the Company, and (iv) the market value of the Company’s common stock as traded on the Nasdaq Stock Market, or otherwise, may increase to an amount in excess of the purchase price for the Shares, and nevertheless, Seller has determined and desire to sell the Shares on the terms and at the price provided herein.

The representations and warranties of Seller herein shall survive the Closing.

6.           Representations and Warranties of the Company.  The Company represents and warrants to Seller as of the Closing, as follows:

6.1           The Company has all necessary corporate power and authority to enter into this Agreement and the Note and to perform its obligations hereunder and under the Note, and the transactions provided for herein, have been duly and validly authorized by proper action of the Board of Directors of this Company.  This Agreement and the Note have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms and conditions;

6.2           The Company has filed all Reports required by it to be filed with the Securities and Exchange Commission, including all Reports on Form 10-K and Form 10-Q.

6.3           The Company has filed, or shall timely file, and make any and all reports or disclosures, required to be made or filed, concerning or related to this Agreement and the transactions provided for herein.

6.4           The Company's purchase of the Shares as provided herein will not violate, or constitute a default under, any agreement, commitment, contract, loan, security agreement, pledge or other document or instrument to which the Company is a party or by which the Company is bound.

The representations and warranties of the Company herein shall survive the Closing.

7.           Covenant of Seller and Meyer.  Provided that the Company has made the payments required under Section 3 and timely paid the Note in full in accordance with its terms, Seller covenants and agrees that Seller or any affiliated person of Seller, shall not, for a period of one year from the date hereof under engage in any transaction in or concerning the common stock of the Company other than the transactions contemplated herein.   Furthermore, provided that the Company has made the payments required under Section 3 and timely paid the Note in full in accordance with its terms, Meyer covenants and agrees that Meyer shall not, for a period of one year from the date hereof under engage in any transaction in or concerning the common stock of the Company other than the transactions contemplated herein.

8.           Voting of Shares.  Seller shall vote all of the Shares in favor of all directors nominated by management and each proposal recommended by management at the annual meeting of shareholders of the Company to be held on May 28, 2009.

9.           Specific Enforcement and Rights upon Default. The obligations of Seller hereunder are of a special, unique, unusual and extraordinary character, thereby giving this Agreement peculiar value so that the loss of the Shares or violation by Seller of this Agreement could not reasonably or adequately be compensated in damages in an action at law.  Therefore, in addition to other remedies provided by law, the Company shall have the right to compel specific performance hereof by Seller or to obtain injunctive relief against violations hereof by Seller.  In like manner, Company is uniquely interested in the acquisition of the Shares and the obligations of Company hereunder are of a special, unique, unusual and extraordinary character, thereby giving this Agreement peculiar value so that the loss of the conveyance of the Shares contemplated herein or violation by Company of this Agreement could not reasonably or adequately be compensated in damages in an action at law.  Therefore, in addition to other remedies provided by law, the Seller shall have the right to compel specific performance hereof by Company or to obtain injunctive relief against violations hereof by Company.

10.           Further Assurances.  Seller and the Company shall take such other and further actions, execute such other and further documents as shall be reasonably necessary or appropriate to effect and consummate the sale contemplated herein.

11.           Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered in person, delivered by prepaid courier, mailed by prepaid certified mail (return receipt requested), or transmitted by facsimile, to the parties as follows:

If to Seller, to:
Terry Irwin, Vice President
Paul and Jane Meyer Family Foundation
4527 Lake Shore Drive
Waco, Texas 76710
Facsimile: (254) 751-7733

If to Company, to:
Robert L. Montgomery
Chief Executive Officer

Reliv International, Inc.
136 Chesterfield Industrial Boulevard
Chesterfield, Missouri 63005
Facsimile: (636) 537-9753

Any notice that is (a) delivered in person or by prepaid courier shall be deemed given, effective, and received upon delivery to (or refusal by) the addressee, (b) mailed shall be deemed given, effective, and received upon the earlier of delivery to (or refusal by) the addressee or the third business day after the date of mailing, and (c) transmitted by facsimile shall be deemed given, effective, and received upon receipt by the addressee as confirmed by the facsimile transmission report.

12.           Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral warranties, representations, inducements, understandings, commitments, agreements or contracts.  This Agreement may not be modified except by a writing signed by all of the parties.

13.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective, heirs, personal representatives, successors and assigns.

14.           Governing Law; Jurisdiction.  This Agreement shall be governed by and construed and enforced in all respects in accordance with the laws of the State of Missouri.  This Agreement shall be deemed to have been executed in the State of Missouri and the courts of the State of Missouri, County of St. Louis, or the courts of the United States of America for the Eastern District of Missouri, shall have exclusive jurisdiction of any case, action or proceeding arising under or related to this Agreement.  Each of the parties hereto consents to the jurisdiction of such courts with respect to any such case, action or proceeding and further consents to service of process in any action filed by the other party by certified mail at the address of the party set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

RELIV INTERNATIONAL, INC.

By:  /s/ Robert L. Montgomery

Robert L. Montgomery, CEO

ATTEST:

/s/ Stephen M. Merrick

Secretary

PAUL AND JANE MEYER FAMILY FOUNDATION

By:  /s/ Terry Irwin

Terry Irwin, Vice President

/s/ Paul J. Meyer

Paul J. Meyer

Exhibit “A”

PROMISSORY NOTE

$1,106,919.00	April __, 2009

FOR VALUE RECEIVED, the undersigned Reliv International, Inc, with its address at 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005 (herein called “Reliv”), promises to pay to the order of The Paul and Jane Meyer Family Foundation, a Texas non-profit corporation, with its address at P.O. Box 7411, Waco, McLennan County, Texas 76714 (herein called “Foundation”), the principal sum of ONE MILLION, ONE HUNDRED SIX THOUSAND, NINE HUNDRED NINETEEN and No/100 Dollars ($1,106,919.00), together with interest from the date of hereof, on the balance of the principal remaining unpaid from time to time at a rate of interest equal to Six Percent (6%) per annum.  The entire principal balance, and all accrued and unpaid interest, shall be finally due and payable upon the expiration of ninety (90) days from the date hereof.  All payments on this Note shall be made by check of Reliv mailed to Foundation at its address provided herein or by wire transfer to the account of Foundation.  All payments on account of the indebtedness evidenced by this Note shall be applied first to the interest on the unpaid principal balance, and the remainder to principal.

Reliv may prepay the obligations under this Note at any time, in whole or in part, without penalty.

Any amounts of principal or interest not paid when due shall bear interest at the rate of Twelve Percent (12%) per annum, both before and after judgment.  Notwithstanding any contrary provision hereof, in no event will interest exceed the maximum rate (if any) permitted by the applicable law.  If, for any reason, the holder or holders of this Note ever receive in connection with the transaction of which this Note is a part an amount which would result in interest being charged at a rate exceeding the maximum rate (if any) permitted by applicable law, such amount or portion thereof as would otherwise be excessive interest shall automatically be applied toward reduction of the principal balance then outstanding under this Note and not toward payment of interest.

A default exists under this note if (1) (a) Reliv  or (b) any other person liable on any part of this note or who grants a lien or security interest on property as security for any part of this note (an "Other Obligated Party") fails to timely pay or perform any obligation or covenant in any written agreement between Foundation and Reliv or any Other Obligated Party; (2) any warranty, covenant, or representation in this note or in any other written agreement between Foundation and Reliv or any Other Obligated Party is materially false when made; (3) a receiver is appointed for Reliv, any Other Obligated Party, or any property on which a lien or security interest is created as security (the "Collateral Security") for any part of this note; (4) any Collateral Security is assigned for the benefit of creditors; (5) a bankruptcy or insolvency proceeding is commenced by Reliv, a partnership of which Reliv is a general partner, or an Other Obligated Party; (6) (a) a bankruptcy or insolvency proceeding is commenced against Reliv, a partnership of which Reliv is a  general partner, or an Other Obligated Party and (b) the proceeding continues without dismissal for sixty days, the party against whom the proceeding is commenced admits the material allegations of the petition against it, or an order for relief is entered; (7) any of the following parties is dissolved, begins to wind up its affairs, is authorized to dissolve or wind up its affairs by its governing body or persons, or any event occurs or condition exists that permits the dissolution or winding up of the affairs of any of the following parties: Reliv, a partnership of which Reliv is a general partner, or an Other Obligated Party; and (8) any Collateral Security is impaired by loss, theft, damage, levy and execution, issuance of an official writ or order of seizure, or destruction, unless it is promptly replaced with collateral security of like kind and quality or restored to its former condition.

1

If Reliv defaults in the payment of this note or in the performance of any obligation in any instrument securing or collateral to this note or as provided above, Foundation may declare the unpaid principal balance, earned interest, and any other amounts owed on the note immediately due.  Reliv and each surety, endorser, and guarantor waive all demand for payment, presentation for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, protest, and notice of protest, to the extent permitted by law.

Reliv hereby waives notice of and consent to any and all extensions of this Note that may be granted by the Foundation hereof.  Any such extension may be made at any time, and from time to time, without giving notice to Reliv and without discharging any liability of Reliv.

No failure on the part of Foundation to exercise, and no delay in exercising, any right under this Note shall operate as a waiver of any such right; nor shall any single or partial exercise of any right preclude any other or future exercise thereof or the exercise of any other right.  Any waiver on the part of Foundation of any right under this Note must be in writing and signed by an officer of Foundation.  A waiver of one event shall not be construed as continuing or as a bar to or waiver of such right or remedy on a subsequent event.

This note, and/or interests herein, may be sold, assigned, hypothecated, negotiated or transferred without notice to, or the consent of Reliv.

This Note is payable within, and is to be governed by, the laws of the State of Texas.

Reliv irrevocably consents and agrees that any legal action, suit or proceeding arising out of this Note may be brought in any state or federal court sitting in McLennan County, Texas, as Foundation may elect, and, by execution and delivery of this Note, Reliv hereby irrevocably accepts and submits to the jurisdiction of any such court.  Reliv irrevocably consents to service of any legal process by registered or certified mail, postage prepaid, to Reliv at the address set forth above.

RELIV INTERNATIONAL, INC.

By:_______________________________
Robert L. Montgomery
Chief Executive Officer

Exhibit “B”

Paul & Jane Meyer Family Foundation
4527 Lake Shore Drive
Waco, Texas 76710

April 27, 2009

Wachovia Securities
4800 Lakewood Drive, Suite 1
Merit Building East
Waco, Texas 76710
Attention: Randy Sage

Re:	Transfer of Shares of Reliv’ International, Inc.

Ladies and Gentlemen:

The undersigned is the holder of 2,068,973 shares (the “Shares”) of common stock of Reliv’ International, Inc., a Delaware corporation (“Reliv”), CUSIP No. 75952 R 100, EIN 37-1172197.

You are hereby instructed to transfer and deliver the Shares, against payment, via Depository Trust Company (“DTC”) to Wachovia Securities (“Broker”),] having DTC Participant No. _____, on April 27, 2009.  The Shares are being transferred for registration unto Wachovia Seccurities Account No. ___________ for the benefit of Reliv.  In exchange for the transfer of the Shares to such Account, the undersigned acknowledges receipt of payment to the undersigned’s account of the sum of Five Million ($5,000,000.00) Dollars and of the Promissory Note of Reliv payable to the undersigned in the principal amount of $1,106,919.00.

PAUL & JANE MEYER FAMILY FOUNDATION

By:  _______________________________
Terry Irwin, Vice President